Exhibit A:

Mr. Le also directly owns an employee stock option to purchase 40,000 shares of Class A common stock with (i) an exercise price of $131.53 per share and (ii) an expiration date of February 8, 2028. Of the 40,000 shares subject to this option, 20,000 shares vested on February 8, 2021 and 20,000 shares are scheduled to vest on February 8, 2022.

Mr. Le also directly owns an employee stock option to purchase 75,000 shares of Class A common stock with (i) an exercise price of $151.60 per share and (ii) an expiration date of November 22, 2029. Of the 75,000 shares subject to this option, 25,000 shares are scheduled to vest on
November 22, 2021,25,000 shares are scheduled to vest on November 22, 2022, and 25,000 shares are scheduled to vest on November 22, 2023.

Mr. Le also directly owns restricted stock units with the contingent right to receive 1,000 shares of Class A common stock. Of these 1,000 shares, 250 shares are scheduled to vest on November 13, 2021, 250 shares are scheduled to vest on November 13, 2022, 250 shares are scheduled to vest on November 13, 2023, and 250 shares are scheduled to vest on
November 13, 2024.

Mr. Le also directly owns an employee stock option to purchase 40,000 shares of Class A common stock with (i) an exercise price of $691.23 per share and (ii) an expiration date of February 23, 2031. Of the 40,000 shares subject to this option, 10,000 shares are scheduled to vest on
February 23, 2022, 10,000 shares are scheduled to vest on February 23,
2023, 10,000 shares are scheduled to vest on February 23, 2024 and
10,000 shares are schedule to vest on February 23, 2025.